Annuity Endorsement

Inherited Nonqualified Stretch

For purposes of qualifying this contract as an inherited nonqualified annuity under Section 72(s) of the Code, this annuity endorsement is made part of the annuity contract to which it is attached and is effective on the Contract Date. It modifies certain provisions of this contract by adding the following provisions. All contract provisions apply except as described or modified in this endorsement. If there is any conflict between the contract, including any attached riders, and endorsement provisions, these endorsement provisions take precedence. Any provisions inconsistent with Section 72(s) of the Code, the related regulations, or other published guidance will be invalid. You shall comply with these provisions to prevent loss of the advantage of tax deferral and to prevent tax penalties.

Definitions

Capitalized terms used but not defined in this endorsement have the same meaning as provided under the contract.

Decedent

The person whose death triggered the payment of death benefit proceeds applied to this contract.

Required Distribution

The amount required to be distributed each year for only this contract to satisfy Section 72(s)(2) of the Code as it relates to the Decedent.

Contract Provision Modifications

Because of the addition of this endorsement to Your contract, several contract provisions are modified as described below.

Ownership, Annuitant and Beneficiary

Change of Ownership

You may not change the ownership of this contract. Joint ownership is not allowed.

Change of Annuitant or Contingent Annuitant

You may not change the Annuitant of this contract. Contingent and Joint Annuitants are not allowed.

Pre-election of an Annuity Payment Plan

You may not elect how the death benefit is to be paid in the event of Your death.

Assignment

You may not assign this contract or any interest in it.

Payments to Beneficiaries

Spouse’s Option to Continue Contract

Your spouse may not choose to continue the contract under the Spouse’s Option to Continue Contract provision.

Payment Options

If You die before the full distribution of Your interest in this contract, Your beneficiary will receive the death benefit as determined by the contract or any attached riders in a lump sum or if We allow, may elect to continue to receive the Required Distributions under this contract. Required Distributions must continue at least as rapidly as Section 72(s)(2) of the Code required prior to Your death.

Your beneficiary may not elect an annuity payment plan as described in the contract.

Purchase Payments

Purchase Payments

All purchase payments must be received in the form of death benefit proceeds from a nonqualified annuity contract through a tax-free exchange pursuant to Section 1035 of the Code.

Additional Purchase Payments

Additional purchase payments are not allowed after a partial surrender, including Required Distributions.

We reserve the right to restrict any additional purchase payments that interfere with Our ability to begin Required Distributions as required by applicable law.

Surrender Provisions

Rules for Surrender

For partial surrenders, including Required Distributions, You may not specify from which account the surrender is to be made. The surrender will be made from all accounts in the same proportion as Your interest in each bears to the Contract Value.

Annuity Provisions

Annuity Payment

You may only change the Annuitization Start Date as described in Your contract if You elect an annuity payment plan. You may not elect an annuity payment plan after a partial surrender, including Required Distributions. After a partial surrender, all references to the Annuitization Start Date and an annuity payment plan in Your contract no longer apply.

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Required Distribution Rules

Required Distributions must be made from this contract as required and determined under Section 72(s)(2) of the Code.

Required Distributions must be made at least annually and begin no later than one year after the date of death of the Decedent. The initial Required Distribution will be based on the total purchase payments and Your life expectancy. Future Required Distributions will be based on the previous year-end Contract Value and Your life expectancy reduced by the number of calendar years since the first distribution. Your life expectancy is determined as of December 31st of the calendar year when the first partial surrender is taken.

We will process Your Required Distribution according to Our automated Required Distribution plan and Our procedures that are currently in effect.

We reserve the right to process Required Distributions as required by applicable law. We reserve the right to amend this endorsement or Our Required Distribution rules, at any time and in any respect, to the extent necessary to comply with applicable laws, rules, and regulations.

You may take a partial surrender or a full surrender at any time. If the total partial surrenders in a calendar year equal or exceed the Required Distribution, the automated Required Distribution will not process for that year.

RiverSource Life Insurance Company

Secretary

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